Exhibit 99.1 eFunds Corporation Gainey Center II, Suite 300 8501 North Scottsdale Road Scottsdale, AZ 85253

N E W S R E L E A S E	For additional information:

Debra Ford Director of Investor Relations 480-629-7619

Thomas S. Liston Chief Financial Officer 480-629-7620

FOR IMMEDIATE RELEASE

eFunds To Release First Quarter Results on April 30, 2003
- Company Reaffirms 2003 Full Year Guidance -

Scottsdale, ARIZONA, April 15, 2003 — eFunds Corporation (Nasdaq: EFDS), a leading provider of electronic payment, risk management and outsourcing solutions, today announced it will release financial results for the first quarter ended March 31, 2003 prior to the market opening on April 30, 2003. A one-hour conference call to discuss these results will be held at 10:00 AM EST with Paul Walsh, Chairman and CEO and Thomas Liston, Chief Financial Officer.

“I look forward to discussing the first quarter of 2003 with our investors and others who follow our Company on April 30th,” said Paul F. Walsh, Chairman and Chief Executive Officer. “We are pleased to report that our results for the first quarter were consistent with our internal expectations and provide support for the Company’s previously published guidance that revenues and diluted earnings per share for 2003 will be in line with our reported 2002 results.”

To listen to the conference call, dial 888-815-4294 (International callers dial 706-643-7462.) The call will also be broadcast on the company’s website at www.efunds.com under “Investor Relations.” Interested parties are encouraged to click on the webcast link 10 to 15 minutes prior to the start of the conference call.

Replay Information:
A replay of the conference call will be available beginning two hours after the call’s completion through midnight EST on May 7, 2003. You may access the replay by dialing 800-642-1687 (International callers dial 706-645-9291) and entering the Conference ID number 9753015. Additionally, you may replay the conference call via eFunds’ website at www.efunds.com.

About eFunds
 Headquartered in Scottsdale, Ariz., eFunds Corporation (Nasdaq: EFDS) is an industry leader with nearly 30 years of experience and expertise in electronic payments. eFunds provides electronic transaction processing, ATM solutions, risk management, professional and outsourcing services to financial institutions, electronic funds transfer networks, government agencies and retailers around the world.

Committed to providing excellent customer service and award-winning products, eFunds enables their clients to reduce transaction and infrastructure costs, detect potential fraud and enhance relationships with customers. eFunds is one of the largest third-party processors of EFT, is the largest non-bank deployer of ATMs in North America, and is the provider of the world’s largest debit database. www.efunds.com

Statements made in this release concerning the Company’s or management’s intentions, expectations, or predictions about future results or events are “forward-looking statements’’ within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are necessarily subject to risks and uncertainties that could cause actual results to vary from stated expectations, and such variations could be material and adverse. Factors that could result in such a variation include, but are not limited to, the inherent unreliability of earnings and revenue growth predictions due to numerous factors, including many beyond the Company’s control, potential difficulties, delays and unanticipated expenses inherent in the development and marketing of new products and services, competitive factors, and the numerous risks and potential additional costs, disruptions and delays associated with the establishment of new business initiatives. Additional information concerning these and other factors that could cause actual results to differ materially from the Company’s current expectations is contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2002.

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